Exhibit 99.1

FIRST QUARTER 2011 UPDATE	May 2011

Dear Stockholders,

The first quarter of 2011 has been productive for PDL. Royalty revenue from our licensees increased year over year.  In addition, as we reported last quarter, we concluded a number of legal matters related to our Queen et al. patents in the United States and Europe. With the resolution of these legal matters, we now have additional clarity around our future cash flow.

Increased Royalty Revenue
Total revenue for the first quarter of 2011 was $83.3 million as compared with $62.1 million for the fourth quarter of 2010. Excluding the one-time settlement payment from UCB Pharma related to the conclusion of one of the legal matters this quarter, royalty revenue increased 18 percent year over year. Revenue growth was driven largely by increased fourth quarter 2010 sales by our licensees of Herceptin®, Lucentis®, and Tysabri® for which PDL received royalties in the first quarter of 2011. The royalty payment from Genentech included royalties generated on both U.S. and ex-U.S. manufactured products and sales.

Sales of Avastin, Herceptin and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales of Herceptin, which is sold by Genentech in the United States and by Roche outside of the United States, increased four percent in the fourth quarter of 2010 when compared to the same period for the prior year. Roche recently reported that, in 2010, Herceptin maintained its high market penetration in HER2-positive breast cancer and achieved single-digit gains in the United States and Western Europe in advanced stomach cancer. Additionally, Roche reported that improvements in the quality of HER2 testing are expanding the patient population eligible for treatment with Herceptin. HER2 is a protein and stands for "Human Epidermal growth factor Receptor 2." Approximately 30 percent of breast cancers make too many (over-express) copies HER2 which causes rapid growth of the breast cancer cell. Ex-U.S. manufactured and sold Herceptin sales represented 40 percent of total Herceptin sales in the fourth quarter of 2010 as compared with 43 percent in the fourth quarter of 2009.

Reported sales for Lucentis, which is sold by Genentech and Roche in the United States and by Novartis outside of the United States, increased 17 percent in the fourth quarter of 2010 when compared to the same period for the prior year. Roche recently reported that strong sales growth was driven primarily by increases in the total number of patients receiving Lucentis and the amount of time patients are on treatment. Lucentis is approved for the treatment of wet age-related macular degeneration in the United States and Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion in June 2010 in the United States as well as for diabetic macular edema in Europe in January 2011. Roche and Novartis recently reported that fourth quarter sales grew by 17 percent in both the United States and internationally.  There was no ex-U.S. manufactured and sold Lucentis sales in the fourth quarter of 2010 or 2009.

Reported sales of Tysabri, which is sold by Biogen Idec, increased 13 percent in the fourth quarter of 2010 when compared to the same period for the prior year. Biogen Idec recently announced that, at the end of December 2010, approximately 56,600 patients were on therapy worldwide, representing a 16 percent increase over the approximately 48,800 patients who were on therapy at the end of December 2009, and that cumulatively 78,800 patients have been treated with Tysabri in the post-marketing setting. Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

2011 Dividends
In February, our board of directors declared a regular quarterly dividend of $0.15 for every share of common stock.  The dividends are payable on March 15, June 15, September 15 and December 15 to all stockholders who own shares of PDL on March 8, June 8, September 8 and December 8, the Record Dates for each of the dividend payments, respectively. We paid $21 million to our stockholders on March 15, 2011, using earnings generated during the quarter and cash on hand.

Convertible Notes
Effective March 8, 2011, in connection with the payment of the dividend in March 2011, the conversion ratios for our outstanding 2.0% convertible notes due 2012 (“2012 Notes”) and for our 2.875% convertible notes due 2015 were adjusted to 144.474 shares per $1,000 principal amount or a conversion price of approximately $6.92 per share.

Also, on May 16, 2011, we announced that we had issued new $155.25 million 3.75% convertible senior notes due May 2015 (the “Notes”) in an underwritten public offering. The initial conversion price is approximately $7.92 per share of common stock. In connection with the offering of the Notes, we entered into privately negotiated convertible note hedge transactions which effectively increase the conversion price to $9.315 per share. We are using most of the proceeds from these new notes to redeem the outstanding balance of $133.5 million of the 2012 Notes.

Increasing Stockholder Value
We continue to pursue new royalty asset purchase opportunities. We are generally looking for royalties on approved drugs of a class called biologics that have strong patent protection. Any such acquisitions must increase our return to our stockholders.

These royalty streams typically come from universities or inventors who are looking to receive money in return for these assets. Other sources may be biotech companies who need additional capital, or pharmaceutical companies who have acquired a company with a royalty generating asset that does not fit within the larger pharmaceutical company’s strategic focus. By selling the royalty asset, the pharmaceutical company can defray the cost of its acquisition.

We are committed to increasing stockholder value over time. If we do not find royalty assets that we believe are reasonably priced, we have many different options to improve the return for our shareholders, including increasing our dividends and buying back shares.

Licensed Product Development and Regulatory Updates
ACTEMRA® (tocilizumab):  On April 15, 2011, Genentech and Roche announced that the U.S. Food and Drug Administration (FDA) approved ACTEMRA for the treatment of a rare and severe form of arthritis that affects children called active Systemic Juvenile Idiopathic Arthritis (SJIA). ACTEMRA can be used for children two years of age and older, given alone or with another medication called methotrexate. ACTEMRA is the first medicine approved by the FDA for the treatment of SJIA.

AVASTIN® (bevacizumab): On April 15, 2011, Roche announced that the Committee for Medicinal Products for Human Use (CHMP), the European regulatory body, adopted a positive opinion about using Avastin together with another medicine called Xeloda (capecitabine) to treat women with breast cancer where other medicines for breast cancer would not be appropriate.
In March 2011, the European Commission confirmed that doctors can continue to use Avastin in combination with another medicine called paclitaxel to treat breast cancer that has spread to other areas of the body.

LUCENTIS® (ranibizumab): There were several updates regarding Lucentis in the last two months:
•
In March 2011, Genentech announced that two Phase 3 studies using Lucentis for the treatment of diabetic macular edema (DME) met their primary objectives. DME is caused by an accumulation of fluid in the macula and often causes blurred vision. DME is a leading cause of blindness in the working-age population in most developed countries.  In the first study, significantly more patients treated with Lucentis demonstrated the ability to read at least 15 additional letters on an eye chart. Additional results from this study will be presented at the EURETINA Congress in London on May 29, 2011. The second study showed that patients with DME who received Lucentis over two years improved in a number of key areas including additional letters on an eye chart, average reading score on an eye chart at 24 months, improvement in reading an eye chart as early as 7 days following treatment and decreased retinal swelling.

•
On March 18, 2011, Novartis received a positive opinion from CHMP for Lucentis to treat patients with visual impairment due to a sudden-onset disease called macular edema due to retinal vein occlusion where patients suffer from visual impairment and associated difficulties in daily activities such as reading and driving.

•
On April 4, 2011, Genentech and Johns Hopkins University reviewed files of 77,886 patients with age-related macular degeneration (AMD), a condition that causes deterioration of the macula (the part of the eye that helps you see fine details) and can cause blindness. These patients had either been treated with Avastin, which is not approved for this disease, or Lucentis. Patients receiving Avastin had an 11 percent increased likelihood of dying, 57 percent increased risk of hemorrhagic cerebrovascular accident, commonly known as a stroke, they were 80 percent more likely to have inflammation in their eyes and 11 percent more likely to have cataract surgery following treatment than Lucentis treated patients. The authors of the study note that it is limited due to incomplete information on confounding factors such as smoking, lipid and blood pressure levels.

•
In April 2011, a report from the Comparison of Age-Related Macular Degeneration (AMD) Treatments Trial (CATT) reported results from the first year of a two-year clinical trial that Avastin, a drug approved to treat some cancers, is as effective as the Food and Drug Administration-approved drug Lucentis for the treatment of AMD. CATT is funded by the National Eye Institute (NEI), a part of the National Institutes of Health.

o	At 12 months, serious adverse events (primarily hospitalizations) occurred in 24 percent of patients receiving Avastin and 19 percent of patients receiving Lucentis.

o	At 24 months, however, preliminary safety data did not show a difference between Lucentis and Avastin treated patients in terms of death, stroke and all arteriothrombotic events.

o
Investigators in the CATT study will continue to follow patients through a second year of treatment. These additional data will provide information on longer-term effects of the drugs on vision and safety.

o	The FDA has not evaluated data from the CATT trial.

XOLAIR® (omalizumab): In March 2011, a small study conducted by Children’s Hospital Boston and Stanford University showed that Xolair may have the potential to help children with milk allergies overcome their sensitivities to milk. Further studies in larger patient populations will be conducted to confirm the results.

TYSABRI® (natalizumab): There were several updates regarding Tysabri in the last two months:
•
On April 18, 2011, Biogen Idec and Elan announced that the CHMP adopted a positive opinion to include something new on the product label for Tysabri. They would include the information that if a patient tests positive for the JC virus (JCV) that patient has an increased risk of developing progressive multifocal leukoencephalopathy (PML), a rare infection of the brain that cannot be treated, prevented or cured. CHMP also issued a positive opinion for the five-year renewal of the Marketing Authorisation for Tysabri.

•
On April 22, 2011, the FDA announced that the estimated risk of Tysabri treated patients developing PML was 0.3 per 1,000 patients during the first two years of treatment, increasing to 1.5 per 1,000 patients during the third year and dropping to a rate of 0.9 per 1,000 thereafter.  Limited data is available beyond four years.

T-DM1 (trastuzumab emtansine):  On April 7, 2011, Roche announced positive Phase 2 results for its first randomized trial of T-DM1 in patients that have HER2-positive breast cancer that has spread to other parts of the body. The trial showed that patients treated with T-DM1 lived significantly longer and experienced fewer side effects than patients treated with a combination of two other medicines used to treat this type of breast cancer, Herceptin (trastuzumab) and docetaxel chemotherapy.

In closing, we will continue to evaluate alternatives to increase return for our stockholders and we will keep you apprised of our progress.

Sincerely,

/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer
PDL BioPharma, Inc.
May 2011

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Forward-looking Statements

This document contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;

•	The outcome of pending litigation or disputes;

•	The change in foreign currency exchange rates; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this document are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.